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                                                                      EXHIBIT 21


                         TURBOSONIC TECHNOLOGIES, INC.



                                 SUBSIDIARIES


                                    State of
        Name                      Incorporation                    % Ownership

Sonic Fabricating, Inc.           Delaware                             100%

Sonic Thermal Systems, Inc.       Delaware                              80%

Euthenergy International, Inc.    Delaware                              80%

TurboSonic Canada, Inc.           Canada (Ontario)                     100%

Turbotak Technologies, Inc.       Canada (Ontario)                     100%

TurboSonic, Inc.                  Canada (Ontario)                     100%

Turbotak USA Inc.                 Michigan                             100%